March 31, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:
We have read Sub-Item 77K of Form N-SAR dated March 31, 2000, of Fifth Third Funds and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

	/s/ Ernst & Young LLP